QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 14.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

Code of Conduct

Dear Fellow Employee,

        We have seen society's values change over the years, sometimes for the better and sometimes not. However, as a company we remain fully committed to the tenants of quality, service and fair dealing with others within and outside the company. These principles continue to provide the basis for all aspects of our business relationships.

        The Schweitzer-Mauduit Code of Conduct includes information and examples of our ethical expectations. Procedures for reporting violations are covered—and I assure you that you can report a violation without fear of reprisal. Our Code strongly reinforces the importance that we place on safety and an accident-free workplace and is a valuable guide to ethical matters that may arise from time to time in your contacts with fellow team members, customers, suppliers, competitors and the general public. If you have any questions or need advice about an ethical situation, I encourage you to consult with your team leader, your Human Resources representative or an attorney in our Law Department.

        The high ethical standards followed by Schweitzer-Mauduit employees will be a major factor in the company's growth. I consider it vital that we live by our Code of Conduct. These standards help make it possible for all of us to be proud of what we do and who we are as a company.

Sincerely,

Wayne H. Deitrich
Chairman of the Board and Chief Executive Officer
Alpharetta, Georgia
January 2002

NATURE OF THE EMPLOYMENT RELATIONSHIP

        The Schweitzer-Mauduit Code of Conduct is not a contract of employment and Schweitzer-Mauduit makes no promise of any kind in this handbook. Regardless of what this Code of Conduct says or provides, the Company remains free to change wages, benefits and all other working conditions without having to consult anyone and without anyone's agreement, except to the extent specifically agreed to in writing by the Company.

        In addition, employment with the Company is expressly declared to be "at will." This means that the Company retains the absolute power to terminate any employee's employment at any time, with or without cause, with or without notice. Any written or oral promises or representations to the contrary are expressly disavowed and should not be relied upon by any employee. Any changes to this "at will" employment status must be in writing and signed by the Chief Executive Officer of the Company or his authorized delegate. No other representative of the Company is authorized to enter into any agreement or make any statement, which alters this "at will" relationship.

CONDUCT ON THE JOB

        This section describes responsibilities for protecting assets and confidential information and for the fair and honest reporting of information inside and outside the company.

ASSET PROTECTION

        Schweitzer-Mauduit's assets are the resources with which it conducts business. Assets include physical property such as buildings, machines and inventories, as well as intangible assets such as confidential information, inventions, business plans and ideas, whether stored on paper, computer media or as knowledge. Intangible assets are often more valuable than physical assets and are usually more difficult to protect from theft and unauthorized use.

        All assets owned by the company are for conducting Schweitzer-Mauduit business and are not for personal use or consumption. Examples of prohibited personal use of company assets are use of company labor or material to build or fabricate items for personal use, the personal use of company-owned or leased vehicles, or the use of telephones, facsimile equipment or computers for conducting non-Schweitzer-Mauduit business. You are encouraged to report any such situations to your team leader, the Human Resources Department or an attorney in our Law Department.

        Each of us is responsible for the assets under our direct control. We also have responsibility to be attentive to security procedures and to be alert for situations that may lead to loss, theft or misuse of assets. Particular care should be taken when using portable laptop computers, which present additional security concerns. All laptops should include a password to use the machine and confidential files saved on a laptop computer should have separate password protection. Passwords should be provided to the head of management information systems or that person's designee to provide a means of backup access to password protected information in the event a password is forgotten.

CONFIDENTIAL INFORMATION

        In the course of our work, many of us have access to confidential information, including business plans, financial information, patents, product development and personnel and salary information. Also included in the confidential category are company research and development activities and manufacturing methods.

        Disclosure of confidential information outside the company, especially to competitors, could be harmful to us. Consequently, confidential information should be maintained in locked files and storage areas and properly disposed of in accordance with our records retention policy. Also, care should be exercised when discussing confidential information, especially in the presence of the public—in elevators, airplanes, and restaurants or even at work in the presence of employees not authorized to have access to such information. This includes information concerning business plans or the financial performance of the company. Permitting unauthorized access to company facilities by non-Schweitzer-Mauduit personnel likewise would be a breach of confidentiality.

        If someone outside the company asks about confidential matters, do not provide the information unless you are authorized to do so. If you are not so authorized, refer the person to your team leader, the Vice President-Administration or the Chief Financial Officer.

USE OF CONFIDENTIAL INFORMATION

        We all have an obligation to use the confidential information that we possess only in connection with our job responsibilities. For example, it is not only unethical, but also illegal, to buy or sell Schweitzer-Mauduit securities or any other publicly traded securities when in possession of material confidential information, such as an earnings report, before it has been released to the public. Also, buying or selling Schweitzer-Mauduit stock or the stock of a potential acquisition candidate before the pending acquisition has been publicly announced is illegal.

        These so called "insider trading rules" apply to each of us. In addition, although each of us has an obligation not to disclose confidential information, our family and friends who obtain such information from us are subject to the "insider trading rules" with respect to such information.

CONFIDENTIALITY AGREEMENT

        Each of us has signed a "Confidential Information and Business Ideas, Inventions and Developments Agreement" ("Confidentiality Agreement"). That agreement obligates us to transfer to Schweitzer-Mauduit all rights to inventions or discoveries, to protect the company's trade secrets, and to keep information confidential.

        Generally, that agreement extends only to matters in which the company has a business interest. If you believe an invention or discovery is outside the company's business interests, a written release for the particular matter may be requested from our Law Department.

        In addition, the Confidentiality Agreement obligates each of us, even if we leave the company, not to disclose or misuse any confidential information acquired while employed by Schweitzer-Mauduit.

ACCURATE RECORDS AND INFORMATION

        Schweitzer-Mauduit is required by law to maintain financial records that accurately and fairly present its activities and transactions. All supporting documents, including agreements, invoices, check requests and expense reports are likewise required to fairly and accurately reflect the information contained therein.

        No false or misleading entries should be made in any books or records of the company for any reason; and no fund, asset or account of the company should be established for any purpose unless it is accurately and fairly recorded on the books and records of the company. All errors and adjustments should be promptly corrected and recorded when discovered. Accounting information should be prepared in conformity with the Corporate Financial Instructions.

        The need for accurate and proper recording of information extends beyond the accounting and financial functions of the company. All of us must honestly and fairly record information within our job responsibilities. For example, attendance and time worked, lab tests, environmental monitoring reports, market research tests, financial schedules and expense reports must be reported truthfully.

PUBLIC DISCLOSURE AND REPORTING

        Reporting of financial information to stockholders and to the Securities and Exchange Commission requires the highest standard of fairness and honesty. The harm done to the company's reputation and to its investors by fraudulent or misleading reporting can be severe. Dishonest financial reporting can also result in civil or criminal penalties to the individuals involved or the company. Consequently, the reporting of any false or misleading information in internal or external financial reports is strictly prohibited.

        Similarly, reports filed with Federal, State and local government agencies that regulate our business operations must be complete, accurate and timely.

OUR BUSINESS CONDUCT

        This section describes the company's commitments to quality, safety, employees, and society and to the legal and ethical standards that govern dealings with customers, suppliers, competitors and employees.

COMMITMENT TO QUALITY

        Schweitzer-Mauduit is committed to quality and value in the products and services it produces and sells and to the quality management process. In fulfilling this quality commitment, we constantly strive to meet all customers' expectations, both within and outside Schweitzer-Mauduit. This means doing the job right the first time in satisfying the requirements of our customers.

COMMITMENT TO SAFETY

        We are committed to safety in the workplace. Working safely should be our number one priority at all times at Schweitzer-Mauduit. In fact, nothing is more important than safety. There is no production goal, there is no cost or timesaving measure, and there is no competitive advantage that is ever worth an injury of any kind. In other words, our goal is an accident-free workplace. This goal is difficult, but can be accomplished by providing continuing employee education and awareness of safe operating practices and by ensuring that our work environment meets or exceeds all governmental requirements for health and safety. As a part of this goal, all employees are encouraged to participate in safety programs to protect themselves, their co-workers and company facilities.

COMMITMENT TO EMPLOYEES

        It is our policy to provide competitive wages, a good working environment and regular communications to enhance job satisfaction.

        Schweitzer-Mauduit values diversity in its workforce and is committed to a policy of equal employment opportunity. Decisions regarding the hiring of job applicants and subsequent employee actions, such as training, compensation and promotion will be made in a manner which ensures that no discrimination occurs on the basis of race, religion, national origin, sex, age, disability, veteran or other status protected by applicable laws. A work environment free from harassment and intimidation will be maintained for all employees.

        The health and fitness of our employees is important to the company's future. We encourage employees to adopt healthy, responsible life styles and to have voluntary, confidential medical screenings as a means of decreasing health risks.

        The manufacture, possession, distribution, dispensation, sale or use of alcohol, illicit drugs and/or other controlled substances by employees on company premises is prohibited except in the case of individual use of legally obtained prescription drugs or the serving of alcoholic beverages in connection with an authorized event on company premises. As a condition of employment, new employees are subject to a drug test prior to employment. Post-employment drug testing may also be performed for safety reasons, for cause, and where required by law or recommended as a part of treatment for drug addiction or as otherwise permitted by law. Also, each facility is expected to conduct an ongoing awareness program to educate employees about the hazards of substance abuse and addiction, and how to deal with this challenge to our productivity, safety and health. We realize that problems stemming from drug and alcohol abuse, family and marital conflict, depression, stress, and financial and legal burdens may affect job performance. In response to these concerns, we have established confidential employee assistance programs for all United States and Canadian employees.

COMMITMENT TO SOCIETY

        Schweitzer-Mauduit is committed to being a good corporate citizen within the communities in which we operate. The company strives to comply fully with all relevant governmental requirements. It also supports environmental planning and performance auditing, sustainable use of natural resources, an integrated approach to solid waste management and energy conservation. All employees are expected to act as responsible citizens by adhering to workplace rules and regulations concerning the environment.

MISREPRESENTATIONS AND MISUNDERSTANDINGS

        Honesty and trustworthiness build long-lasting relationships; this type of behavior attracts similar behavior by those with whom we deal. In the interest of dealing fairly with customers and suppliers, if you notice that they have made an obvious error or mistake, whether the error is in our favor or not, every attempt must be made to correct it.

COMPLIANCE WITH ANTITRUST LAWS

        The company is committed to engaging in no activity, which violates or appears to violate the antitrust laws of the countries in which it does business.

        In contacts with competitors in the United States, it is illegal to discuss pricing policies, sales terms, inventory levels, business or marketing plans and any other confidential matters. If a competitor raises any of these issues, no matter how casually, stop the conversation immediately, explain that it is against our policy to discuss such matters, and, if necessary, leave the gathering. All incidents of this nature should be reported to our Law Department.

COMPETITIVE INFORMATION

        In the ordinary course of business, information is acquired about other companies, including customers, suppliers and competitors. Obtaining this type of information is an ordinary part of the competitive system. However, there are legal and ethical limits on acquiring competitive information. We should not acquire information through improper means, such as industrial espionage, nor should we hire an employee of a competitor to get confidential information or encourage employees of competitors to disclose confidential information about their employer.

        If offered information about a competitor, you should inquire if it is confidential. If the material is written and carries a classification such as secret, confidential, proprietary, or "for your eyes only," it should be treated as confidential, and you must politely decline acceptance.

GIFTS AND ENTERTAINMENT

        Some of the most common ethical questions arise about gifts and entertainment. Our goal is to avoid all situations in which an employee's interest may conflict, or appear to conflict, with the company's business interests.

        Gifts include money and tangible property, as well as services and discounts on purchases of goods and services.

        To avoid the appearance of a conflict of interest, gifts should not be accepted if they could reasonably be construed to unduly influence our business relationship or create an obligation. Any gift of other than a nominal value (generally less than $25) should be returned to the sender together with an explanation that it is against our policy to accept such items.

        Employees transacting business with vendors or suppliers on behalf of the company are not permitted to participate in sales incentive contests, games or promotions, which confer personal benefits to the employee. For example, acceptance of a free microwave oven by an employee who purchases a specified level of supplies on behalf of the company would be a prohibited transaction.

        No employee should give a gift of other than a nominal value (generally less than $25) to any officer or employee of a customer or supplier if that gift could reasonably be construed to influence our business relationship.

        Relationships with governments and governmental agencies, foreign political parties and their officials, candidates for political office and officials of public international organizations are subject to laws of the United States and the other countries. Providing items of value to such entities and persons for the purpose of obtaining or retaining business or to secure any improper advantage is prohibited.

        Consequently, Schweitzer-Mauduit, its subsidiaries or equity affiliates and any of their officers or employees should make no illegal payment, directly or indirectly, to any government official, any employee of a government or governmental agency, any political parties or its candidates and officials or any official of a public international organization. Like gifts, entertainment beyond that level which is reasonable, ordinary and necessary in a business relationship should be avoided.

EXPENSE REIMBURSEMENT

        It is the policy of the company to reimburse its employees for reasonable and necessary expenses actually incurred in the conduct of company business.

        All of us should exercise care in incurring business expenses and avoid the selection of unusually expensive hotel accommodations, means of travel and business meals. Our Business Travel Guidelines should be consulted for further guidance. Team leaders have the responsibility to judge the reasonableness of expenses incurred by employees and to counsel employees on these matters, if necessary.

CONDUCT OFF THE JOB

        The company does not wish to inquire into the private lives of employees beyond that which is necessary to ensure that the company will be above reproach and its officers and employees will avoid censure. This section describes those ethical standards.

CONFLICTS OF INTEREST

        Schweitzer-Mauduit expects its employees to not work for a competitor or supplier as an officer, employee, consultant or member of its board of directors if it is reasonable to believe that the interest or relationship will conflict with the company's business interests.

INVESTMENTS

        A conflict of interest may also arise when Schweitzer-Mauduit does business with a supplier in which an employee has an investment.

        The ability of the employee to influence action by Schweitzer-Mauduit, the size of the employee's investment in relation to the size of the company's or the employee's net worth, and the appearance of lack of independence all affect whether a conflict of interest actually exists. Each potential conflict of interest case is unique, and all factors must be evaluated in reaching a final decision. Potential conflicts of interest should be reported to your team leader or to an attorney in our Law Department for advice.

PUBLIC SERVICE

        Many employees are involved in civic activities on their own time, and this participation is encouraged. However, if you are serving on a community board of directors or a civic committee that is confronted with a decision involving Schweitzer-Mauduit, you should carefully consider whether you can act independently. Legal counsel of the civic body should be consulted in these situations.

POLITICAL PARTICIPATION

        Schweitzer-Mauduit will make no illegal political contributions or payments to political parties or candidates.

        Employees should feel free to participate in the political process as individuals and on their own time. Employees may likewise make political contributions on a personal or individual basis and may participate in political action committees on a voluntary basis. When expressing views on public or political issues at civic meetings, employees should make it clear that they are speaking as individuals and avoid giving any appearance that they are speaking as Schweitzer-Mauduit representatives unless they have been authorized to speak for the company.

CODE OF CONDUCT VIOLATIONS

        Violations of the Code of Conduct are serious offenses, which may result in disciplinary action, suspension, dismissal or civil action by the company. In addition, violations of the Code of Conduct, which are also violations of law, may result in fines, penalties or other legal remedies.

RESPONSIBILITY FOR COMPLIANCE

        Each employee is responsible for his or her own compliance with the Code of Conduct. Questions of interpretation should be directed to your team leader, your Human Resources representative or an attorney in our Law Department.

        In addition, we all have a responsibility to be observant and to report violations of the Code of Conduct to our team leader, your Human Resources representative or an attorney in our Law Department. You may also report violations by calling (866) 528-2593. This number is accessible only to the General Counsel and any violations reported on the number will be received in a secure manner. All alleged violations will be fully investigated, and employees reporting any such matter should fear no reprisal.

Code of Conduct
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
1/02

QuickLinks

  EXHIBIT 14.1